Exhibit 2.1

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) dated as of December 19, 2014, is made by and among TEREX CORPORATION, a Delaware corporation (“Seller”) and MANITEX INTERNATIONAL, INC., a Michigan corporation (“Buyer”).

W I T N E S S E T H:

A. WHEREAS, the parties hereto are parties to that certain Stock Purchase Agreement dated as of October 29, 2014 (the “Purchase Agreement”).

B. WHEREAS, the parties hereto desire to amend the Purchase Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions set forth below, Buyer and Seller (individually, a “Party”; collectively, the “Parties”) covenant and agree as follows:

1.1 Joinder to Purchase Agreement. The parties hereby agree to amend the Purchase Agreement to add Terex USA, LLC, a Delaware limited liability company and Terex Global GmbH, as Swiss limited liability company, as parties with respect to their stated obligations in Section 9.12(tt)(i). Terex USA, LLC and Terex Global GmbH agree to perform such obligations for the benefit of A.S.V., Inc. (the “Company”).

1.2 Amendment to Section 5.1(b). The parties hereby agree to amend the Purchase Agreement as follows: Section 5.1(b) of the Purchase Agreement shall be amended by deleting such entire section and replacing it with the following:

“In order to establish their respective rights and obligations as members of A.S.V., LLC and to provide for management of the business of A.S.V., LLC, Buyer and Seller agree that they shall enter into the Operating Agreement agreeable to Buyer and Seller and substantially in the form attached hereto as Exhibit B simultaneous with the filing and acceptance of the articles of conversion and articles of organization of A.S.V., LLC. In addition, Buyer and Seller agree that they shall be bound by terms of the Operating Agreement as a shareholders agreement of the Company and joint venture agreement of the Parties immediately upon the Closing of this Agreement, until the consummation of the Closing and execution of a final and binding Operating Agreement by the Parties.”

1.3 Addition of Section 7.9. The parties hereby agree to amend the Purchase Agreement as follows: a new Section 7.9 shall be added to the Purchase Agreement as follows:

“7.9 Terex USA Self-Insurance and Real Property Indemnity.

Terex USA, LLC hereby agrees to defend, indemnify and hold harmless the Company and its officers, directors, employees, advisors, agents and representatives of each such party, from and against any Damages (including those incurred in connection with the enforcement of this provision) relating to the Coles Property or the Cohasset Property, including, without limitation, Damages resulting from the release of Hazardous Materials on or from the Coles Property or the Cohasset Property occurring on or before the Closing Date.

Terex USA, LLC’s indemnity obligations under this Section 7.9 shall survive until the expiration of the applicable statute of limitations and shall survive any expiration or termination of this Agreement. The indemnification obligations set forth in this Section 7.9: (i) shall not be subject to the Basket or De Minimis Threshold, or be subject to or counted as a part of the Cap, and (ii) shall not be subject to the provisions of Section 7.7(d).”

1.4 Amendment to Section 9.2. The parties hereby agree to amend the Purchase Agreement as follows: The following sentence shall be added to the end of Section 9.2 of the Purchase Agreement:

“Notwithstanding the foregoing, the Company may assign any or all of its rights and obligations hereunder to any provider (or agent therefor) of debt financing to it or any of its Affiliates.”

1.5 Amendment to Section 9.10. The parties hereby agree to amend the Purchase Agreement as follows: Section 9.10 of the Purchase Agreement shall be amended by deleting such entire section and replacing it with the following:

“9.10 No Third Party Beneficiaries.

This Agreement is intended for the benefit of the Parties and is not intended to confer any benefit upon any other person or entity or infringe upon any rights or remedies, except as contemplated in Article 7 and Section 9.2, and except that the Company shall be deemed a third party beneficiary to Sections 1.3(c) (Conversion Tax) and 9.12(tt)(i) (TCA-ASV Net Assets) of this Agreement, and the general provisions of this Agreement related to enforcement of such provisions (collectively, the “Enforceable Provisions”), and shall be entitled to enforce the Enforceable Provisions against Seller and Terex USA, as applicable, as if the Company were a party to the Agreement for purposes of such section.”

1.6 Amendment to Section 9.12(tt)(i). The parties hereby agree to amend the Purchase Agreement as follows: Section 9.12(tt)(i) of the Purchase Agreement shall be amended by deleting such entire section and replacing it with the following:

“Within one day of Closing, Seller shall cause Terex USA, LLC and Terex Global GmbH to provide Buyer with a good faith estimate of the value of certain assets and liabilities associated with the Company’s Business owned by Terex USA, LLC and Terex Global GmbH which categories of assets and liabilities are set forth in Schedule 9.12(tt)(i) hereto. Such assets and liabilities are referred to as the “TCA-ASV Net Assets”, and the document setting forth the good faith estimate of the value of the assets and liabilities is referred to as the “TCA-ASV Net Assets Statement”. Terex USA, LLC and Terex Global GmbH shall sell and transfer to the Company all of the TCA-ASV Net Assets, except accounts receivable, at net book value for cash. In lieu of the accounts receivable associated with the TCA-ASV Net Assets, Terex USA, LLC and Terex Global GmbH shall sell and transfer to the Company an accounts receivable credit of an amount equivalent to the accounts receivable in the TCA-ASV Net Asset Statement less Ten Million Dollars ($10,000,000) (the “TCA Receivable”). The payment terms for the TCA Receivable shall be as follows: Terex USA, LLC and Terex Global GmbH will pay 50% of the

TCA Receivable to the Company thirty (30) days after Closing, and the remaining 50% sixty (60) days after Closing. In addition, within thirty (30) days after Closing, Seller shall prepare and deliver to Buyer a calculation of the final amount of TCA-ASV Net Assets as of Closing based on the actual value transferred to the management system designated by Buyer in the Services Agreement (the “Final Net Assets Statement”). To the extent the Final Net Assets Statement exceeds the TCA-ASV Net Assets Statement, the Company shall reimburse Terex USA, LLC and Terex Global GmbH, as applicable, for such excess. To the extent the TCA-ASV Net Assets Statement exceeds the Final Net Assets Statement, Terex USA, LLC and Terex Global GmbH, as applicable, shall reimburse the Company such excess. Any such payment shall be made by wire transfer of immediately available funds to an account designated by the recipient of such transfer within five (5) Business Days after the date on which the Final Net Assets Statement is delivered.”

1.7 Amendment to Section 9.12(tt)(vi). The parties hereby agree to amend the Purchase Agreement as follows: Section 9.12(tt)(vi) of the Purchase Agreement shall be amended by deleting such entire section and replacing it with the following:

“the sale of certain assets related to the ST-50 side-by-side utility vehicle and trailer and entry into a technology license agreement with Carhart International, Inc. or its Affiliate as buyer and licensee shall be permitted either before or after Closing.”

1.8 Amendment to Disclosure Schedules. Pursuant to Section 4.6 of the Purchase Agreement, the Seller shall amend the Purchase Agreement by delivering on the Closing Date updated schedules to reflect New Facts, including Schedule 2.17(b) listing the Company as the owner of Patent No. 7,156,474. The disclosure schedules delivered on the Closing Date shall be the final form of such disclosure schedules.

1.9 Amendment and Restatement of Exhibit A and Exhibit B. The parties hereby agree to amend the Purchase Agreement by replacing the original Exhibit A (Services Agreement) and Exhibit B (Limited Liability Company Agreement of the Company) with the revised version of the Services Agreement and the Company’s Limited Liability Company Agreement, in the form attached hereto as Exhibit A and Exhibit B.

1.10 No Other Amendments. The amendments set forth herein are limited precisely as written and shall not be deemed to be an amendment of any other term or condition of the Purchase Agreement or any of the documents referred to therein. Whenever the Purchase Agreement is referred to in the Purchase Agreement or in any other agreements, documents or instruments, such reference shall be to the Purchase Agreement as amended hereby. Except as expressly amended hereby, the terms and conditions of the Purchase Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf as of the date first above written.

Terex Corporation

/s/ Eric I. Cohen
Name: Eric I. Cohen
Title: Senior Vice President

Manitex International, Inc.

/s/ Andrew M. Rooke
Name: Andrew M. Rooke
Title: President and Chief Operating Officer

By signing below, Terex USA, LLC and Terex Global, GmbH agree to be bound by the terms of the Purchase Agreement as amended by this Amendment with respect to obligations of Terex USA, LLC set forth in Section 9.12(tt)(i) of the Purchase Agreement, and the general provisions of the Purchase Agreement related to enforcement of such provision. Both Terex USA, LLC and Terex Global, GmbH specifically agree that the provisions of Section 9.6 of the Purchase Agreement shall apply to any dispute regarding the Purchase Agreement or any other documents related to the Transaction, including, without limitation, the provision whereby they agree to exclusive personal jurisdiction in the federal and state courts of the State of New York located in New York City, New York, with any award being enforced in the federal and state courts of the State of New York.

Terex USA, LLC

/s/ Eric I. Cohen
Name: Eric I. Cohen
Title: Senior Vice President

Terex Global, GmbH

/s/ Eric I. Cohen
Name: Eric I. Cohen
Title: Director

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